Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Actions Semiconductor Co., Ltd. and the effectiveness of Actions Semiconductor Co., Ltd.’s internal control over financial reporting dated April 21, 2008, appearing in the Annual Report on Form 20-F of Actions Semiconductor Co., Ltd. for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu
Hong Kong
July 24, 2008